Exhibit 10.1

AMENDMENT NUMBER 3
TO
THE MACERICH COMPANY
DEFERRED COMPENSATION PLAN
FOR EXECUTIVES
(As Amended and Restated Effective as of January 1, 2003)

WHEREAS, The Macerich Company (the “Company”) has established and maintains The Macerich Company Deferred Compensation Plan for Executives (As Amended and Restated Effective as of January 1, 2003) (the “Plan”) to provide supplemental retirement income benefits through deferrals of salary and bonuses for certain Eligible Employees (as defined in the Plan); and

WHEREAS, the Plan was frozen December 31, 2004, so that the benefits provided thereunder would be exempt from application of Section 409A of the Internal Revenue Code of 1986 (the “Code”); and

WHEREAS, Treasury Regulations and Internal Revenue Service guidance under Section 409A of the Code promulgated since the adoption of the Plan allow for the amendment of the Plan to permit the establishment of and contributions to a trust from which Plan benefits are to be paid and to change notional investment measures under the Plan without affecting the Plan’s status under Section 409A of the Code; and

WHEREAS, the Company has determined that it is appropriate and desirable to amend the Plan to provide for payment of benefits through a rabbi trust and to provide greater flexibility in the selection of Plan Funds in a manner that complies with such regulations and guidance.

NOW, THEREFORE, the Plan is hereby amended as set forth below, effective October 1, 2012.

1.              Section 3.2 of the Plan is amended to read as follows:

3.2                               Investment Elections.

(a)                                 Participant Designation. At the time of entering the Plan and/or of making the deferral election under the Plan, the Participant shall designate, on a Participant Election provided by the Committee, the Funds in which the Participant’s Account or Accounts shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to each Account.  The Participant may specify that all or any percentage of his or her Account or Accounts shall be deemed to be invested, in whole percentage increments, in one or more of the Funds selected as alternative investments under the Plan from time to time by the Committee pursuant to subsection (b) of this Section 3.2.  A Participant may change the designation made under this Section by filing a revised election in accordance with procedures established by the Committee, on a Participant Election provided by the Committee.

(b)                                 Investment Funds. From time to time, the Committee may select, in its sole and absolute discretion, each of the types of commercially available investments to be the Funds to be communicated to the Participants pursuant to subsection (a) of this Section 3.2.  The Earnings Rate of each such commercially available investment shall be used to determine the amount of earnings or losses to be credited or charged to Participants’ Accounts under Article IV.  A Participant’s choice among investments shall be solely for purposes of calculation of the amount of earnings or losses to be credited or charged to the Participant’s Accounts.  The Company shall have no obligation to set aside or invest amounts as elected by the Participant.  Participants shall have no more right to or interest in any investments that may be made by the Company in the Funds or otherwise than any other unsecured general creditor of the Company.

2.              Article IV of the Plan is amended by adding a new Section 4.3 thereto, to read as follows:

4.3                               Trust.

The Company shall be responsible for the payment of all benefits under the Plan.  The Company shall establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan and shall contribute to such grantor trust(s) an amount equal to the aggregate of all Account balances for all Participants under the Plan as of October 1, 2012.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors.  Benefits paid to a Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

3.              The second sentence of Section 9.1 of the Plan is amended to read as follows:

No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan.

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this amendment this 27th day of September, 2012.

THE MACERICH COMPANY

By	/s/ Richard A. Bayer
Richard A. Bayer
Senior Executive Vice President,
Chief Legal Officer and Secretary